Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

July 1, 2026

Mama’s Creations, Inc.

25 Branca Road

East Rutherford, NJ 07073

To the addressee set forth above:

We have acted as local Nevada counsel to Mama’s Creations, Inc., a Nevada corporation (the “Company”), in connection with the transactions contemplated by the Underwriting Agreement, dated as of June 29, 2026 (the “Underwriting Agreement”), by and between the Company and William Blair & Company, L.L.C. and D.A. Davidson & Co., as representatives of the several underwriters named in Schedule I thereto, relating to the issuance, offering and sale by the Company of Company of an aggregate of 5,555,556 shares (the “Firm Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) and up to an additional 833,333 shares of Common Stock (together with the Firm Shares, the “Shares”) pursuant to an option under the Underwriting Agreement, as described in the Company’s Registration Statement on Form S-3 (File No. 333-297120) (the “Registration Statement”), including the base prospectus, dated June 29, 2026, contained therein (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement, dated June 29, 2026, and the final prospectus supplement, dated June 29, 2026 (together with the Base Prospectus, the “Prospectus”), each as filed with Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, offering and sale of the Shares as contemplated by the Underwriting Agreement and as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Underwriting Agreement, the Registration Statement and the Prospectus.

For purposes of issuing this opinion letter, we have (a) made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies, of (i) the Underwriting Agreement, (ii) the Registration Statement and the Prospectus, (iii) the Company’s articles of incorporation and bylaws, and (iv) such other agreements, instruments, corporate records (including, without limitation, resolutions adopted by the board of directors and any committee thereof, and by the stockholders of the Company) and documents, or forms thereof, as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and (b) obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.

www.bhfs.com

Mama’s Creations, Inc. July 1, 2026 Page 2

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) the statements of fact and all representations and warranties set forth in the documents we have examined were at all relevant times and are true and correct as to factual matters, in each case as of the date hereof and as of the date or dates of such documents; (ii) each natural person executing a document had at all relevant times and has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine and all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies conform to the original document; (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; (v) the obligations of each party set forth in the documents we have examined are its valid and binding obligations, enforceable against such party in accordance with their respective terms; and (vi) immediately after any issuance of Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement, arrangement, plan or otherwise (including under the Underwriting Agreement), will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to, and based exclusively on, the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents, filings or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1. The Shares have been duly authorized by the Company.

2. If, when and to the extent any Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the Underwriting Agreement, including payment in full to the Company of all consideration required therefor, and as described in the Registration Statement and the Prospectus, such Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after the date hereof. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP